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VASQUEZ
& COMPANY LLP
CERTIFIED PUBLIC ACCOUNTANTS AND BUSINESS CONSULTANTS
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510 West Sixth Street, Suite 400 A Los Angeles. California 90014-1315
Ph. (213) 629-9094 o Fax (213) 489-2995 O www.vasquezcpa.com




             November 10, 2004



             To the Board of Directors
             Attention:  Audit Committee
             Daleco Resources Corporation and Subsidiaries
             120 North Church Street
             West Chester, Pennsylvania 19380


             We are pleased to confirm our understanding of the services we are to provide for Daleco Resources Corporation and Subsidiaries, "the Company", for the years ended September 30, 2004 and September 30, 2003.

             We will audit the consolidated balance sheets of the Company as of September 30, 2004 and September 30, 2003 and the related consolidated statements of income, retained earnings, and cash flows for the years then ended.

             The objective of our audit is the expression of an opinion about whether your financial statements are fairly presented, in all material respects, in conformity with U.S. generally accepted accounting principles. Our audit will be conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and will include tests of your accounting records and other procedures we consider necessary to enable us to express such an opinion. If our opinion is other than unqualified, we will discuss the reasons with you in advance. For example, we may issue a qualified opinion because of going concern uncertainties.

             Our procedures will include tests of documentary evidence supporting the transactions recorded in the accounts, tests of the physical existence of inventories, and direct confirmation of receivables and certain other assets and liabilities by correspondence with selected customers, creditors, and financial institutions. We will also request written representations from your attorneys as part of the engagement, and they may bill you for responding to this inquiry. As required by the standards of PCAOB, we will request certain written representations from management at the close of the audit engagement and each of our preissuance reviews of interim financial information to confirm oral representations given to us and to indicate and document the continuing appropriateness of such representations and reduce the possibility of misunderstanding concerning matters that are the subject of these representations. In addition to auditing the consolidated financial statements for inclusion in the Annual Report (Form 10-KSB) for submission to the SEC, we will also read all other information to be included in the Annual Report to determine if it is consistent with the assumptions inherent in preparing the financial statements. We will also audit the financial information included in the schedules required by Regulation SB of the U.S. Securities and Exchange Commission (SEC).






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To the Board of Directors
Attention:   Audit Committee
Daleco Resources Corporation and Subsidiaries
November 10, 2004
Page 2


An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; therefore, our audit will involve judgment about the number of transactions to be examined and the areas to be tested. Also, we will plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether from errors, fraudulent financial reporting, misappropriation of assets, or violations of laws or governmental regulations that are attributable to the entity or to acts by management or employees acting on behalf of the entity. Because an audit is designed to provide reasonable, but not absolute, assurance and because we will not perform a detailed examination of all transactions, there is a risk that material misstatements may exist and not be detected by us. In addition, an audit is not designed to detect immaterial misstatements or violations of laws or governmental regulations that do not have a direct and material effect on the financial statements. However, we will inform you of any material errors that come to our attention and any fraudulent financial reporting or misappropriation of assets that comes to our attention. We will also inform you of any other violations of laws or governmental regulations that come to our attention, unless clearly inconsequential. Our responsibility as auditors is limited to the period covered by our audit and does not extend to any later periods for which we are not engaged as auditors.

Our audit will include obtaining an understanding of internal control sufficient to plan the audit and to determine the nature, timing, and extent of audit procedures to be performed. An audit is not designed to provide assurance on internal control or to identify significant internal control deficiencies. However, during the audit, if we become aware of any significant internal control deficiencies, we will communicate them to you.

In connection with this engagement, we may communicate with you or others via e-mail transmission. As e-mails can be intercepted and read, disclosed, or otherwise used or communicated by an unintended third party, or may not be delivered to each of the parties to whom they are directed and only to such parties, we cannot guarantee or warrant that e-mails from us will be properly delivered and read only by the addressee. Therefore, we specifically disclaim and waive any liability or responsibility whatsoever for interception or unintentional disclosure or communication of e-mail transmissions, or for the unauthorized use or failed delivery of e-mails transmitted by us in connection with the performance of this engagement. In that regard, you agree that we shall have no liability for any loss or damage to any person or entity resulting from the use of e-mail transmissions, including any consequential, incidental, direct, indirect, or special damages, such as loss of revenues or anticipated profits, or disclosure or communication of confidential or proprietary information.

The workpapers for this engagement are the property of Vasquez & Company LLP and constitute confidential information. However, we may be requested to make certain workpapers available to the SEC or the Public Company Accounting Oversight Board (PCAOB) pursuant to authority given to them by law or regulation. If requested, access to such workpapers will be provided under the supervision of Vasquez & Company LLP personnel. Furthermore, upon request we may provide photocopies of selected workpapers to the SEC or PCAOB. The SEC or PCAOB may intend, or decide, to distribute photocopies or information contained therein to others, including other government agencies. The workpapers for this engagement will be retained for a minimum of seven years after the date the auditor's report is issued.


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To the Board of Directors
Attention:   Audit Committee
Daleco Resources Corporation and Subsidiaries
November 10, 2004
Page 3

If the Company plans any reproduction or publication of our report, or any portion of it, copies of masters' or printers' proofs of the entire document should be submitted to us in sufficient time for our review and approval before printing. You also agree to provide us with a copy of the final reproduced material for our approval before it is distributed. In addition, to avoid unnecessary delay or misunderstanding, it is important that you give us timely notice of your intention to issue any such document. Also, our reports should not be included in the Securities and Exchange Commission's (SEC's) EDGAR electronic filing system until you have received a manually signed report from us.

You are responsible for making all financial records and related information available to us and for the accuracy and completeness of that information. We will advise you about appropriate accounting principles and their application and will assist in the preparation of your financial statements, but the responsibility for the financial statements remains with you. This responsibility includes the establishment and maintenance of adequate records and effective internal controls over financial reporting, the selection and application of accounting principles, the safeguarding of assets, management assessment of internal controls, and disclosure controls and procedures related to the preparation of required filings. You are responsible for adjusting the financial statements to correct material misstatements and for confirming to us in the management representation letter that the effects of any uncorrected misstatements aggregated by us during the current engagement and pertaining to the latest period presented are immaterial, both individually and in the aggregate, to the financial statements taken as a whole. You are responsible for the design and implementation of programs and controls to prevent and detect fraud, and for informing us about all known or suspected fraud affecting the company involving (a) management, (b) employees who have significant roles in internal control, and (c) others where the fraud could have a material effect on the financial statements. You are also responsible for informing us of your knowledge of any allegations of fraud or suspected fraud affecting the company received in communications from employees, former employees, regulators, or others. In addition, you are responsible for identifying and ensuring that the entity complies with applicable laws and regulations, including provisions of the Sarbanes-Oxley Act.

We understand that your employees will prepare all cash, accounts receivable, and other confirmations we request and will locate any documents selected by us for testing. You explained that your accountant will prepare an audit package to minimize our audit fees. We will submit a request for documents by November 19 2004. We will check on the status of our request on November 24, 2004. We expect to begin our audit on November 29, 2004 and issue our draft report no later than December 27, 2004.

The audited financial statements and our report thereon should not be provided or otherwise made available to recipients of any documents to be used in connection with the sale of securities (including securities offerings on the Internet) without first submitting copies of the document to us in sufficient time for our review.

The financial statements and financial statement schedules included in Forms 10-KSB and 10-QSB are subject to review and comment by the staff of the SEC and to their interpretation of the applicable rules and regulations. This may involve discussions and communications with them, and the submission of supplemental data in connection with their review. We will inform each other of any such discussion, communication, or submission that may have bearing on the financial statements, financial statement schedules, and other financial data in the filings and furnish each other with copies of related written communications. You agree to obtain the approval of the audit committee before engaging our services to respond to the SEC staffs review and comments and we will bill you at our standard hourly rates listed below.


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To the Board of Directors
Attention:   Audit Committee
Daleco Resources Corporation and Subsidiaries
November 10, 2004
Page 4

The Private Securities Litigation Reform Act of 1995 (the Act) has imposed additional responsibilities on SEC registrants, their management, audit committees, and boards of directors, as well as independent auditors regarding the reporting of illegal acts that have or may have occurred. During the course of our audit, we will ask management for specific representations about this. To fulfill our responsibilities under the Act, we may need to consult with the Company's counsel, or counsel of our choosing, about any such illegal acts of which we become aware. In that regard, the securities laws require us to inform the SEC of material illegal acts that come to our attention where senior management has not taken prompt remedial action and the board of directors has not otherwise timely informed the SEC. Additional fees, including legal fees, if any, will be billed to the Company. You agree to cooperate fully with any procedures that we may deem necessary to perform.

In addition, we will review your quarterly financials to be used in the filing of your SEC 10-QSB forms.
We will also perform reviews of the unaudited condensed quarterly financial statements to be included in Form l0-QSBs filed with the SEC for the quarters ending December 31, 2004, March 31, 2005, and June 30, 2005. The objective of our reviews is to provide us with a basis for communicating whether or not we are aware of any material modifications that should be made to the interim financial information for it to conform to accounting principles generally accepted in the United States of America.

With respect to the interim financial information, management is responsible for:

     o The Company's interim financial information,
     o Establishing and maintaining effective internal control over financial reporting,
     o Identifying and ensuring that the Company complies with the laws and regulations applicable to its activities,
     o Making all financial records and related information available to us, and
     o Adjusting the interim financial information to correct material misstatements and to provide representations that any uncorrected misstatements are immaterial, both individually and in the aggregate, to the interim financial information taken as a whole.

We are responsible for conducting our reviews in accordance with the standards of the PCAOB. A review of interim financial information consists principally of performing analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we will not express an opinion on the interim financial information.

A review includes obtaining sufficient knowledge of the Company's business and its internal control as it relates to the preparation of both annual and interim financial information to:
     o Identify the types of potential misstatements in the interim financial information and consider the likelihood of their occurrence.
     o Select the inquiries and analytical procedures that will provide us with a basis for communicating whether we are aware of any material modifications that should be made to the interim financial information for it to conform with generally accepted accounting principles.


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To the Board of Directors
Attention:   Audit Committee
Daleco Resources Corporation and Subsidiaries
November 10, 2004
Page 5


A review is not designed to provide assurance on internal control over financial reporting or to identify significant internal control deficiencies, material errors, or fraud, should any exist. However, we will communicate with management and the audit committee regarding any significant internal control deficiencies, material errors, or fraud that come to our attention.

We will not issue an independent accountants' review report as permitted by SEC Accounting Series Release 177, under Section 304 of the Codification of Financial Reporting Policies.

Professional and certain regulatory standards require us to be independent, in both fact and appearance, with respect to the Company in the performance of our services. Any discussions that Company representatives have with professional personnel of our Firm regarding employment could pose a threat to our independence. Moreover, SEC rules could cause us not to be independent of the Company, if, within a restricted period, the Company were to hire, in a financial reporting oversight role, one of the engagement team members currently or previously assigned to the Company's audit. This may include not only current members of our Firm, but also former employees or employees of other firms who work under our direction. Therefore, you agree to inform us prior to any such discussions so that we can implement appropriate safeguards to maintain our independence.

SEC independence rules also require the Company's audit committee to pre-approve all permissible non-attest services (including tax services) and all audit, review, or attest services that we provide to the Company or its subsidiaries, including those located outside of the United States of America. We agree not to perform any services without audit committee pre-approval and you agree to implement appropriate policies and procedures to ensure that any services that we are asked to perform receive such audit committee pre-approval. In that regard, a schedule documenting the audit committee's pre-approval of our services and fee is attached to this letter.

Our audit engagement does not include the preparation of the U.S. Federal and California state income tax returns for your company for the year ended September 30, 2004.

Our fees are based on the amount of time required to complete an assignment and the level of personnel assigned. Our standard fees at each respective level are as follows:
                                          Standard
         Personnel                        Rate

         Partner/Principal                $350
         Manager                           240
         Supervisor                        160
         Senior                            125
         Staff


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To the Board of Directors
Attention; Audit Committee
Daleco Resources Corporation and Subsidiaries
November 10, 2004
Page 6


Our fees for these services are based on the actual time spent at our standard hourly rates, plus out-of-pocket expenses (such as report reproduction, typing, postage, travel, copies, telephone, etc.). WE ANTICIPATE THE ANNUAL AUDIT FEE TO RANGE FROM $45,000 TO $50,000 AND THE THREE 10-QSB PRE-ISSUANCE REVIEWS TO BE $15,000. Our standard hourly rates vary according to the degree of responsibility involved and the experience level of the personnel assigned to your audit. The above fee is based on anticipated cooperation from your personnel and the assumption that unexpected circumstances will not be encountered during the audit. The above fee also considered the audit package to be prepared by your accountant. If significant additional time is necessary, we will discuss it with you and arrive at a new fee estimate before we incur the additional costs.

Our invoices for these fees will be rendered in accordance with the terms set below and are payable on presentation:

     o   Year End Audit
         Upon acceptance of this letter   -       $15,000
         Start of the fieldwork           -       $15,000
         Last day of the fieldwork        -       $15,000, plus expenses
         Issuance of final audit report   -       balance plus expenses

     o   Quarterly Review for the SEC
         l0-QSB Before the start of each
         pre-issuance review of l0-QSB    -       $5,000
         Out-of-pocket expenses will be
         billed upon completion of l0-QSB

In accordance with our firm policies, work may be suspended if your account becomes thirty days or more overdue and will not be resumed until your account is paid in full. If we elect to terminate our services for nonpayment, our engagement will be deemed to have been completed even if we have not completed our report. You will be obligated to compensate us for all time expended and to reimburse us for all out-of-pocket expenditures through the date of termination.

Section 404 of the Sarbanes-Oxley Act of 2002 is effective for fiscal years ending on or after July 15, 2005 for non-accelerated filers. The Company is a non-accelerated filer as of the date of this engagement letter. Effective for the Company's year ending September 30, 2005 (if the Company continues to be a non-accelerated filer), Section 404 of the Sarbanes-Oxley Act of 2002 will require management to:
     o Assess and report on the effectiveness of the Company's internal control over financial reporting in each annual period and
     o Engage its external auditor to conduct an audit of internal control over financial reporting in conjunction with its annual audit of the Company's financial statements.

We anticipate our involvement during the fiscal year ending September 30, 2005 to assist the Company in preparing for compliance with the internal control reporting requirements will include the following:
     o   Participation in Section 404 planning/update meetings,
     o Assessing management's approach to identifying entities and accounts to be included within its scope and providing concurrence or suggestions, and
     o   Assessing management's approach to documenting and testing the process.


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To the Board of Directors
Attention: Audit Committee
Daleco Resources Corporation and Subsidiaries
November 10, 2004
Page 7

The SEC has limited the nature of independent auditor services related to management's requirement to assess, document, and test internal controls. The Section 404 assistance will be a separate engagement.

In accordance with section 5079(a)(5) of the California Accountancy Act, we hereby disclose that William Vasquez, Esq. is a nonlicensee owner and he will not be involved in the engagement. Section 5063(b)(1) of the California Accountancy Act requires us to report to the California Board of Accountancy, within 30 days of the date that we have knowledge, of any restatement of a financial statement and related disclosures by an audit client.

We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us.


Very truly yours,

VASQUEZ & COMPANY LLP


/s/ Lee Waddle

Gilbert R. Vasquez
for Managing Partner


RESPONSE:


This letter correctly sets forth the understanding of Daleco Resources Corporation and Subsidiaries. The audit committee of Daleco Resources Corporation. has pre-approved the services and fees listed below.

Officer Signature:  /s/ H. Paul Pryor

Title: Member Audit Committee of
       the Board of Directors

Date:  November 24, 2004


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To the Board of Directors
Attention:   Audit Committee
Daleco Resources Corporation and Subsidiaries
November 10, 2004
Page 8


PRE-APPROVAL OF SERVICES AND FEES

The Audit Committee of Daleco Resources Corporation and Subsidiaries has considered the planned performance of the following audit and permitted non-attest services by Vasquez & Company LLP for its year ended September 30, 2004, quarters and periods ending after December 31, 2004.

The services do not involve any prohibited services as established by the SEC.

All other services not listed below must be specifically pre-approved by the audit committee.

Annual audit of consolidated financial statements              $ 50,000
Quarterly pre-issuance reviews of l0-Q                           15,000
Limited assistance in preparing for Section 404                   3,000
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Total audit services                                             68,000
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Total                                                           $68,000
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